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Exhibit 4.2

FIRST SUPPLEMENTAL INDENTURE

        First supplemental Indenture dated as of July 22, 2002 ("First Supplemental Indenture") by and between Louisiana-Pacific Canada Ltd. ("Louisiana-Pacific Canada"), a company incorporated under the laws of British Columbia, and Laurentian Trust of Canada Inc., a trust company incorporated under the laws of Québec, as trustee (the "Trustee"), to the Senior Installment Note Indenture dated as of September 14, 1999 between Louisiana-Pacific Acquisition Inc. ("Louisiana-Pacific Acquisition"), Louisiana-Pacific Corporation (the "Guarantor"), and the Trustee (the "Indenture"). Unless otherwise defined herein, all capitalized terms used in this First Supplemental Indenture have the respective meanings set forth in the Indenture.

        Whereas, the Louisiana-Pacific Acquisition has created and issued, the Trustee has certified and there have been delivered pursuant to the Indenture $201,498,000 aggregate principal amount of Senior Installment Notes (the "Notes");

        Whereas, pursuant to the dissolution of Louisiana-Pacific Acquisition and its liquidation into Louisiana-Pacific Canada, Louisiana-Pacific Acquisition has transferred all of its assets to Louisiana-Pacific Canada (the "Liquidation");

        Whereas, pursuant to Article IX of the Indenture, Louisiana-Pacific Canada desires, in connection with the Liquidation, to (i) succeed to, and be substituted for, and exercise every right and power of Louisiana-Pacific Acquisition under the Indenture and (ii) assume all of the covenants and obligations of Louisiana-Pacific Acquisition pursuant to the Indenture, with the same effect as if Louisiana-Pacific Canada had been named as Louisiana-Pacific Acquisition therein;

        Whereas, all acts and proceedings required by law and the Indenture to authorize, approve and constitute this First Supplemental Indenture as a valid and binding agreement for the uses and purposes set forth herein, in accordance with its terms, have been done and taken, and the execution and delivery of this First Supplemental Indenture have in all respects been duly authorized by Louisiana-Pacific Canada; and

        Whereas, the foregoing recitals are made as representations or statements of fact by Louisiana-Pacific Canada and not by the Trustee.

        Now, therefore, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Louisiana-Pacific Canada and the Trustee hereby agree as follows:

        1.    Louisiana-Pacific Canada hereby assumes all of the covenants and obligations of Louisiana-Pacific Acquisition under the Indenture and in respect of the Notes.

        2.    Louisiana-Pacific Canada hereby acknowledges that the Notes are valid and binding obligations of Louisiana-Pacific Canada entitling the Holders thereof, as against Louisiana-Pacific Acquisition, to all the rights of Note Holders under the Indenture.

        3.    Louisiana-Pacific Canada hereby acknowledges that, upon the Liquidation, Louisiana-Pacific Canada succeeds to, and is substituted for, and may exercise every right and power of Louisiana-Pacific Acquisition under the Indenture with the same effect as if Louisiana-Pacific Canada had been named as Louisiana-Pacific Acquisition therein.

        4.    This First Supplemental Indenture may be executed in several counterparts, each of which when so executed shall be deemed to be an original, and such counterparts together shall constitute the one and the same instrument and notwithstanding their date of execution shall be deemed to bear date as of July 22, 2002. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect.

        5.    In case any provision in this First Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby

        6.    All provisions of this First Supplemental Indenture shall be deemed to be incorporated in, and made a part of, the Indenture; and the Indenture, as amended and supplemented by this First Supplemental Indenture, shall be read, taken and construed as one and the same instrument.

        7.    The parties hereto have specifically requested that this First Supplemental Indenture and all documents and notices related thereto be drawn up in the English language. Les parties aux présentes ont expressément demandé que ce premier acte supplémentaire ainsi que tous les documents et avis qui s'y rattachent et qui en découlent, soient rédigés dans la langue anglaise.

        In Witness Whereof, the parties have caused this First Supplemental Indenture to be executed all as of the day and year first above written.

Laurentian Trust of Canada Inc.		Louisiana-Pacific Canada Ltd.
By:		By:
	Name: Title:		Name: Title

Name: Title:

Name: Title:

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  Exhibit 4.2